Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

KAR Auction Services, Inc.:

We consent to the use of our report dated February 24, 2011, incorporated by reference herein, with respect to the consolidated financial statements of KAR Auction Services, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010 and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ KPMG LLP

Indianapolis, Indiana

February 24, 2011